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                                   EXHIBIT 11

                  CONCORDE GAMING CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS


                                                                            Year Ended September 30,
                                                                       ---------------------------------
                                                                           1996                 1995
                                                                       ------------        -------------
Weighted average common shares outstanding, net of
 treasury stock, beginning of year                                       21,929,793           22,083,193

Shares issued for mergers, acquisitions and compensation                          -             (115,576)

Adjustments for common stock equivalents (1)                                245,622               15,761
                                                                       ------------        -------------

Weighted average common and common equivalent                            22,175,415           21,983,378
                                                                       ============        =============
 shares outstanding, end of year

Net income                                                             $    557,659        $   1,059,873
                                                                       ============        =============

Net income per common and common equivalent share                             $0.03                $0.05
                                                                              =====                =====

(1) Represents adjustments computed under the treasury stock method for stock options and warrants granted at fair market value at date of grant.